CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-41425 and No. 333-85421 of Merrill Lynch & Co., Inc. (the “Registrant”) on Form S-8 of our report dated June 26, 2008, appearing in this Annual Report on Form 11-K of the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan as of December 31, 2007 and 2006 and for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
New York, New York

June 26, 2008